Exhibit 10.2

Confidential

Execution Version

Certain identified information in this Agreement denoted with “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and of the type that the registrant treats as private and confidential.

Crude Oil Supply Agreement

Between

Trafigura Trading LLC

and

MND Holdco, LLC

Dated November 2nd, 2026

Crude Oil Supply Agreement

This Crude Oil Supply Agreement (this “Agreement”) is entered into on November 2nd, 2026 (the “Effective Date”), between Trafigura Trading LLC, a Delaware limited liability company (“Trafigura”), and MND Holdco, LLC, a Delaware limited liability company (“CVR”). Trafigura and CVR are each referred to individually herein as a “Party” or collectively as the “Parties”.

WHEREAS, Affiliates of CVR are, concurrently with the execution hereof, entering into that certain Equity and Asset Purchase Agreement, by and among Marathon Petroleum Company LP, Tesoro Refining & Marketing Company LLC, Western Refining Southwest LLC, Western Refining Terminals LLC, Marathon Petroleum Supply and Trading LLC, and CVR Energy, Inc. (the “Purchase Agreement”) pursuant to which the Purchasers will acquire, directly or indirectly, 100% of the issued and outstanding membership interests in Saint Paul Park Refining Co. LLC, 1,700 common units, representing 17% of the issued and outstanding common interests of Minnesota Pipe Line Company, LLC and 1,700 shares of common stock, par value $0.01 per share, representing 17% of the issued and outstanding shares of MPL Investments, Inc. and certain other assets relating to the petroleum refineries located in Mandan, North Dakota (the “Mandan Refinery”) and St. Paul Park, Minnesota (the “SPP Refinery”);

WHEREAS, concurrently with the execution hereof, Trafigura and CVR Supply & Trading, LLC, are entering into [***], and the Parties intend that this Agreement and [***] operate together as a single crude oil intermediation arrangement;

WHEREAS, Trafigura is in the business of purchasing and selling crude oil and refined products; and

WHEREAS, the Parties desire to enter into this Agreement whereby Trafigura will purchase initial inventories of, and thereafter supply, and CVR will purchase, Crude Oil for processing at the Refineries pursuant to the terms defined herein, upon the consummation of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms, and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Trafigura and CVR do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:

“Adequate Assurance” has the meaning set forth in Section 11.3.

“Adjustment Deadline” has the meanings set forth in Section 7.2(a).

“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person. For this purpose, “control” of any entity or Person means ownership of a majority of the issued Equity Interests or voting power or control in fact of the entity or Person. With regard to CVR, Affiliate shall include only CVR Energy, Inc. and its subsidiaries, and expressly excludes Icahn Enterprises, L.P. and any of its subsidiaries other than CVR Energy, Inc. and its subsidiaries.

“Agreement” means this Crude Oil Supply Agreement, as may be amended, modified, supplemented, extended, renewed, or restated from time to time in accordance with the terms hereof, including any Exhibits and Schedules attached hereto.

“Allocation Date” has the meaning set forth in Section 4.7(i).

“API” means the American Petroleum Institute.

“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession, or arrangement with any Governmental Authority or (iii) any applicable license, permit or compliance requirement applicable to either Party, including Environmental Laws.

“Assuring Party” has the meaning set forth in Section 11.3.

“Availability Fee Basis” has the meaning set forth in Schedule D.

“Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) through (vii) above, inclusive, or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the foregoing acts.

“Bankruptcy Code” means Title 11, U.S.C. §§ 101 et seq., as amended from time to time.

“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.

“Base Interest Rate” has the meaning set forth in Schedule D.

“Business Day” means a twenty-four (24)-hour period commencing 12:01 a.m. CT on a weekday on which banks are open for general commercial business in New York City.

“Calculating Party” has the meaning set forth in Section 9.9(c).

“Canadian Trade Cycle” has the meaning set forth in Section 7.1(b).

“Catastrophic Loss” means any loss of Crude Oil resulting from a spill, fire, explosion, or other casualty event or loss.

“Change of Control” means an event or series of events by which CVR Parent at any time ceases to own, directly or indirectly, (i) 100% of the Equity Interests in CVR or ii) each of the Mandan Refinery and the SPP Refinery (it being understood that so long as CVR Parent owns, directly or indirectly, either the Mandan Refinery or the SPP Refinery, this clause (ii) is not triggered).

“Commencement Date” means the “Closing Date” as defined in the Purchase Agreement.

“Commencement Date Inventories” means the Initial Inventory as defined in the Inventory Purchase and Sale Agreement.

“Confidential Information” means (a) information regarding the terms and conditions or subject matter of any Transaction Document; (b) all communications between the Parties and all information and other material supplied to, or received by, a Party from another Party in connection with negotiations leading to any Transaction Document which is either marked “confidential” or by its nature is intended to be for the knowledge of the recipient alone; or (c) all information (including, without limitation, data, reports, interpretations, forecasts, records, analyses, compilations, studies or other documents) concerning a Party or its Affiliates which is provided to the other Party in connection with any Transaction Document;.

“Confirmation” means a written communication confirming the terms of a Third-Party Contract between Trafigura and a Counterparty, for the sale of Crude Oil, which shall specify the price, volume, grade, quality, quantity, delivery point, date of delivery, identity of the Counterparty and payment and performance terms, in substantially the form of Schedule E.

“Contract Price” means the purchase price for Crude Oil specified in a Third-Party Contract.

[***].

“Counterparty” means, with respect to a Third-Party Contract, the third-party suppliers of Crude Oil to be purchased by Trafigura and sold to CVR pursuant to the terms hereof.

“Cover Exposure” has the meaning set forth in Section 11.4.

“Crude Oil” means [***].

“Crude Oil Pool” means (i) the discrete volume of Crude Oil from either Canada or the United States acquired by Trafigura from a Counterparty pursuant to a Third-Party Contract and (ii) any specific quantity of crude oil from the same region that CVR elects to pool and treat as a single discrete volume. For pricing purposes, CVR may only pool volumes that are [***].

For ease of administration, Crude Oil Pools will be volumetrically averaged and priced based on the geographic region they originate from. The Parties acknowledge and agree that a Crude Oil Pool may be comprised of more than one parcel and that such individual parcels shall be identified in a given Crude Oil Withdrawal for pricing purposes.

“Crude Oil Withdrawal” has the meaning set forth in Section 7.3.

“CT” means the prevailing time in the Central Time zone.

“[***]” means the crude oil storage, blending and transfer facilities located at or near [***].

“CVR” has the meaning set forth in the preamble of this Agreement.

“CVR Parent” means CVR Energy, Inc. (NYSE: CVI).

“CVR Parent Guaranty” means a guaranty from CVR Parent in favor of Trafigura as beneficiary in the form of Exhibit A.

“Default” or “Event of Default” means an occurrence of the events or circumstances described in Article 16.

“Defaulting Party” has the meaning set forth in Section 16.2.

“Delivery Point” shall be as described on Schedule A attached hereto.

“Designated Tanks” means the tanks set forth on Schedule B, identifying any tanks located at Third-Party Storage Facilities. The Designated Tanks shall only contain Crude Oil.

“Dispute Notice” has the meaning set forth in Section 9.9(a).

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Eligible Collateral” means, at Assuring Party’s discretion, (a) [***], (b) [***], (c) [***], or (d) a parent company guaranty for a duration and in an amount reasonably sufficient to cover a value up to the Cover Exposure from a guarantor reasonably acceptable to the Insecure Party.

“Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, but excluding debt securities convertible or exchangeable into such equity.

“Final Inventory” has the meaning set forth in Section 17.1.

“Force Majeure” means any cause or event reasonably beyond the control of a Party, including, fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of Mandan Refinery, SPP Refinery or Trafigura); accidents at, closing of, or restrictions upon the use of pipelines, railroads or other transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, pandemics, epidemics, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable.

“GAAP” means generally accepted accounting principles in the United States, applied consistently with prior practices.

“Governmental Authority” means any federal, state, regional, local or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor, and shall include NYMEX.

“Handling Fee” has the meaning set forth in Schedule D.

“Hedge Adjustment Amount” has the meaning set forth in Section 9.8(c).

“Hedge Adjustments” has the meaning set forth in Section 9.8(f).

“Hedge Margin Amount” has the meaning set forth in Schedule D.

“Implemented Hedge” has the meaning set forth in Section 9.8(b).

“Indemnified Party” has the meaning set forth in Section 18.3.

“Indemnification Party” has the meaning set forth in Section 18.3.

“Indemnifying Claim” has the meaning set forth in Section 18.3.

“Independent Inspector” means an independent third-party inspection company that is generally recognized in the petroleum industry as experienced in measuring the quantity and quality of petroleum products. Unless specifically provided otherwise in this Agreement, the Parties shall share equally in any costs incurred therefor.

“Indicative Delivery Windows” has the meaning set forth in Section 1.1(a)(i).

“Indicative Supply Price” has the meaning set forth in Section 1.1(a).

“Indicative Supply Pricing List” has the meaning set forth in Section 1.1(a).

“Indifference Grade List” has the meaning set forth in Section 1.1(a).

“Initial Term” has the meaning set forth in Section 2.1.

“Insecure Party” has the meaning set forth in Section 11.3.

“Inventory Availability Fee” has the meaning set forth in Schedule D.

“Inventory Hedges” has the meaning set forth in Schedule D.

“[***] Agreement” means the [***] Agreement between [***] and CVR dated as of [***].

“Letter of Credit” means an irrevocable, transferable standby letter of credit.

“Liabilities” means any losses, claims, charges, damages, deficiencies, assessments, interests, penalties, costs, and expenses of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), directly or indirectly arising out of or related to any claim, suit, proceeding, judgment, settlement or judicial or administrative order, including any Liabilities with respect to Environmental Laws.

“Liquidation Amount” has the meaning set forth in Section 17.2.

“Liquidation Reserve [***]” has the meaning set forth in Schedule D.

“Liquidation [***]” has the meaning set forth in Schedule D.

“Mandan Refinery” has the meaning set forth in the recitals to this Agreement.

“Mandate” has the meaning set forth in Section 1.1(a)(i).

“[***]” means the [***].

[***].

“Monthly Crude Nomination” has the meaning set forth in Section 7.1(a).

“Narrowed Grade List” has the meaning set forth in Section 1.1(a)(i).

“Nomination Adjustment” has the meaning set forth in Section 7.2(a).

“Nomination Deadline” has the meaning set forth in Section 7.1(b).

“NYMEX” means the New York Mercantile Exchange.

“Optimization Transaction” has the meaning set forth in Section 1.1(a).

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Pass-Through Costs” means [***].

“Performing Party” has the meaning set forth in Section 16.2.

“Periodic Reports” has the meaning set forth in Section 11.1.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Pipeline” or “Pipelines” means [***] and any other pipeline owned or operated by a Pipeline Operator and used for shipments of Crude Oil hereunder.

“Pipeline Agreement(s)” means any agreement for the shipment of Crude Oil between CVR and a Pipeline Operator.

“Pipeline Operator” means the entity that operates a Pipeline.

“Potential Event of Default” means any event or circumstance that, with notice or the passage of time, or both, would constitute an Event of Default.

“Product Offtake Agreement” means the Product Offtake Agreement dated as of the Effective Date between the Parties.

“Prudent Industry Practice” means the practices, methods and standards generally followed by prudent and diligent operators in the United States, acting in good faith, consistent with Applicable Law and good engineering practice.

“Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Refineries” means, collectively, the Mandan Refinery and the SPP Refinery and all of the related facilities owned and operated by them or their Affiliates, including the processing, storage, receiving, loading and delivery facilities, piping and related facilities, together with existing or future modifications or additions, and any associated or adjacent facility that is used by the Refineries to carry out the terms of this Agreement.

“Renewal Term” has the meaning set forth in Section 2.2.

“Representatives” has the meaning set forth in Section 9.9(d).

“Reserve Cap” has the meaning set forth in Schedule D.

“Reserve Start Date” has the meaning set forth in Schedule D.

“Run Forecast” has the meaning set forth in Section 4.7(m).

“Scheduled Maintenance” means regularly scheduled maintenance turnarounds at either of the Refineries.

“Screen Rate” has the meaning set forth in Schedule D.

“SEC” means the Securities and Exchange Commission.

“Senior Executives” has the meaning set forth in Section 9.9(d).

“SOFR” means secured overnight financing rate.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the SOFR).

“SPP Refinery” has the meaning set forth in the recitals to this Agreement.

“Subscription Agreement” means that certain Subscription Agreement, dated as of November 2, 2026, by and between CVR Parent and Trafigura US Holdings, Inc.

“Supply Month” has the meaning set forth in Section 4.7(a).

“Tank Maintenance” has the meaning set forth in Section 4.4(a).

“Target Grades” has the meaning set forth in Section 4.7(e)(i).

“Taxes” means any and all foreign, federal, state and local taxes (other than taxes on income), duties, fees and charges of every description on or applicable to Crude Oil, including all gross receipts, environmental, spill, ad valorem and sales and use taxes, however designated, paid or incurred directly or indirectly with respect to the ownership, purchase, exchange, use, transportation, resale, importation or handling of Crude Oil or related WTI Contracts, including for any Tax, any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report.

“Technical Dispute” has the meaning set forth in Section 9.9(e).

“Temporary Assignment” means any of the agreements among Trafigura, CVR (or its Affiliates) and a Terminal Operator or Pipeline Operator, pursuant to which CVR’s transportation and/or storage rights set forth in the applicable Terminal Agreements or Pipeline Agreements, together with all applicable shipper history, are temporarily assigned by CVR or its Affiliates to Trafigura, including with respect to [***].

“Term” has the meaning set forth in Section 2.2.

“Term Supply Proposal” has the meaning set forth in Section 4.7(l).

“Terminal” or “Terminals” means any facility owned or operated by a Terminal Operator and used to store, transport or blend Crude Oil hereunder.

“Terminal Agreement” or “Terminal Agreements” means any agreement for the storage of Crude Oil between CVR and a Terminal Operator.

“Terminal Operator” or “Terminal Operators” means (i) [***] and (ii) other Persons providing terminal services for Crude Oil while Trafigura has title to such Crude Oil.

“Termination Date” has the meaning set forth in Section 17.2.

“Termination Payment” has the meaning set forth in Schedule D.

“Third-Party Contract” means a contract between Trafigura and a Counterparty for the supply of Crude Oil to CVR. A Third-Party Contract shall include those sales of Crude Oil by CVR to Trafigura.

“Third-Party Crude Oil” has the meaning set forth in Section 4.5.

“Third-Party Sale Transaction” means a sale or exchange of Crude Oil on CVR’s behalf to a third-party purchaser.

“Third-Party Storage Costs” means storage, tankage and terminalling fees actually paid by Trafigura to a Person other than CVR or any of its Affiliates for the storage of Crude Oil at a facility other than the Designated Tanks, to the extent such storage is undertaken at the request or direction of CVR or is required for purposes of this Agreement.

“Third-Party Storage Facilities” means the crude oil storage terminals listed in Schedule C (owned or operated by Persons other than CVR or its Affiliates) at which Crude Oil intended for supply to the Refineries is stored, as such Schedule may be amended from time to time by mutual written agreement of the Parties.

“Trafigura” has the meaning set forth in the preamble to this Agreement.

“Trafigura Parent” means Trafigura Group Pte. Ltd.

“Trafigura Parent Guaranty” means a guaranty from Trafigura Parent in favor of CVR as beneficiary in the form of Exhibit B.

“Trafigura Terminalling Agreements” means that certain Terminalling Agreement, dated as of the Effective Date, by and between Coffeyville Resources Refining & Marketing, LLC and Trafigura and a Terminalling Agreement to be entered into pursuant to the side letter between CVR Parent and Trafigura dated as of the Effective Date.

“Transaction Document” means this Agreement, [***], the Master Netting Agreement, the Product Offtake Agreement, [***], the Trafigura Terminalling Agreements, the Temporary Assignments, and the CVR Parent Guaranty.

“Transactions” means any agreement by the Parties to purchase and sell Crude Oil pursuant to the terms of this Agreement.

“Transfer Price” has the meaning set forth in Section 9.1.

“Transition Services Agreement” has the meaning set forth in Section 4.6.

“True-Up” has the meaning set forth in Section 9.4(c).

“UCC” means the New York Uniform Commercial Code.

“Weekly Invoice” has the meaning set forth in Section 9.3(a).

“Weekly Net Volume” has the meaning set forth in Section 7.6.

“Weekly Period” has the meaning set forth in Section 7.3.

“Weekly Volume Confirmation” has the meaning set forth in Section 9.3(b).

“WTI” means West Texas Intermediate crude oil and any crude oil meeting the specifications of the WTI NYMEX futures contract for delivery at [***].

“WTI Contracts” means WTI NYMEX futures contracts on which the WTI Price component of the Transfer Price is based.

“WTI Differential” has the meaning set forth in Section 9.1(b).

“WTI Price” has the meaning set forth in Section 9.1(a).

“WTI Price Rolls” has the meaning set forth in Section 9.2.

1.2 Interpretation.

(a) All references in this Agreement to Exhibits, Schedules, Articles and Sections refer to the corresponding Exhibits, Schedules, Articles and Sections of or to this Agreement unless expressly provided otherwise. All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

(b) All Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) Unless expressly provided otherwise, the words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section. The words “this Article” and “this Section,” and words of similar import, refer only to the Article or Section hereof in which such words occur. The word “including” as used herein means “including without limitation” and does not limit the preceding words or terms.

(d) The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

ARTICLE 2

TERM OF AGREEMENT

2.1 Initial Term. The term of this Agreement shall commence on the Effective Date and shall continue until the last day of the month in which the tenth (10th) anniversary of the Commencement Date occurs (“Initial Term”), unless terminated earlier pursuant to the terms of this Agreement.

2.2 Renewal. Subject to the provisions of Section 2.1 above, the Initial Term may be extended [***] (the “Renewal Term”), upon written notice from Trafigura to CVR [***]. The Initial Term and the Renewal Term, if any, shall constitute the “Term” of this Agreement. Trafigura may extend this Agreement under this Section 2.2 [***].

2.3 Early Termination. If a Change of Control occurs and, in Trafigura’s reasonable judgment, (A) the creditworthiness of the acquiring or resulting parent entity would be materially weaker following the Change of Control, or (B) the acquirer or any of its Affiliates is subject to Sanctions or fails to satisfy Trafigura’s “know your customer” requirements under Section 15.2, Trafigura may give CVR written notice of its concern. If CVR fails to resolve such concern to Trafigura’s reasonable satisfaction within [***] after receipt of such notice, Trafigura may terminate this Agreement by giving CVR not less than [***]’ written notice. Any termination under this Section 2.3 shall be treated as a no-fault termination, shall not constitute an Event of Default, and no Termination Payment shall be payable in connection therewith.

2.4 [***]. The Parties intend that this Agreement and [***] operate as part of a crude oil intermediation arrangement. Accordingly:

(a) Termination of this Agreement. If this Agreement is terminated for any reason, other than under Section 3.4, the Parties agree that [***] shall continue in full force and effect. If [***] is terminated for any reason, other than the equivalent of Section 3.4 of [***], the Parties agree that this Agreement shall continue in full force and effect.

(b) Close-Out. If a Performing Party exercises its rights under Section 17.2 under this Agreement or under the equivalent provision of [***], it shall do so in respect of all Transactions under both agreements as of the same Termination Date, and the resulting amounts shall be netted and settled under the Master Netting Agreement.

(c) Final Settlement. Article 17 shall apply to any termination of this Agreement under this Section 2.4.

ARTICLE 3

CONDITIONS PRECEDENT; PRE-COMMENCEMENT DATE ACTIVITIES

3.1 Mutual Conditions Precedent. The Parties’ respective obligations commencing on the Commencement Date contemplated by this Agreement are conditional upon the satisfaction of the following conditions on or as of the Commencement Date, unless waived in writing by each Party in its sole discretion:

(a) the closing of the transactions contemplated by the Purchase Agreement shall have occurred; and

(b) the consummation of the Subscription contemplated by that certain Subscription Agreement, dated as of November 2nd, 2026 by and between Trafigura and CVR Parent as in effect on the date hereof shall have occurred.

3.2 Certain Pre-Commencement Date Covenants. From and after the Effective Date, to the extent within such Party’s control, each Party shall use all commercially reasonable efforts to ensure the fulfillment of each of the conditions referred to in Sections 3.1 prior to the Commencement Date. If the Parties are unable to effectuate the contemplated assignment of any contract or agreement necessary for either Party to perform its obligations under this Agreement, then the Parties shall use good faith efforts to negotiate and enter into an agreement prior to or on the Commencement Date, pursuant to which CVR will (to the fullest extent permitted by the terms of the relevant contracts and agreements) provide Trafigura with the same benefits and burdens of the relevant contracts and agreements as if such Contract or Agreement had actually been assigned to Trafigura by CVR in accordance with the terms of this Section 3.2.

3.3 Notice of Commencement Date. CVR shall provide Trafigura with notice, to the best of its knowledge, of the closing of the transactions contemplated by the Purchase Agreement and the occurrence of the Commencement Date, including, to the extent possible, at [***] day intervals prior to such Commencement Date.

3.4 Termination for Non-Fulfillment of Conditions Precedent. Effective upon the date of receipt of written notice by the other Party, either Party may terminate this Agreement at any time if (a) the Commencement Date has not occurred by the “Outside Date” (as defined in the Purchase Agreement) or (b) the Purchase Agreement is terminated in accordance with its terms prior to the Commencement Date.

ARTICLE 4

SALE OF CRUDE OIL TO CVR

4.1 Commencement Date Inventories. [***], on the Commencement Date, CVR shall sell to Trafigura, and Trafigura shall purchase from CVR, the Commencement Date Inventories. The price to be paid by Trafigura to CVR for the Commencement Date Inventories shall be [***].

4.2 Supply of Crude Oil. Beginning on the Commencement Date, Trafigura agrees to [***] pursuant to Article 7. CVR shall determine the crude slate, by grade, and the volumes of Crude Oil to be supplied to each Refinery. CVR may also determine, or require changes to the origin of Crude Oil to be supplied to each Refinery to the extent that (and only to the extent that) CVR reasonably determines that Crude Oil from a particular origin has caused, or is reasonably likely to cause, a quality, operational, regulatory, sanctions, compliance, logistical or other issue for CVR or at the relevant Refinery. Trafigura shall [***]. Trafigura shall supply such Crude Oil to CVR and CVR agrees to purchase such Crude Oil from Trafigura pursuant to the terms of this Agreement. In no event, however, shall CVR have the right to claim an ownership interest in any volumes of Crude Oil prior to the transfer of title thereof pursuant to the provisions of Section 6.2.

4.3 Designated Tanks. CVR shall maintain for Trafigura’s benefit sufficient capacity in the Designated Tanks to [***]. Trafigura will, during the Term, have (a) the right to store Crude Oil in the Designated Tanks, and (b) the right to access the Designated Tanks to remove Crude Oil. CVR may add tanks to, or delete tanks from the list of Designated Tanks upon delivery of written notice to Trafigura. If a tank is to be removed from the list of Designated Tanks, CVR shall notify Trafigura and remove all Crude Oil from such tank prior to the change in status thereof. Such notice will include the alternative Designated Tank(s) or other location(s) elected by CVR to which the Crude Oil in such tank will be transferred. If such Crude Oil is not transferred to another Designated Tank, any sale of such Crude Oil to a party other than CVR shall be deemed to be a Third-Party Sale Transaction. During the Term, the only material stored in the Designated Tanks shall be Crude Oil owned by Trafigura. CVR agrees that, subject to Section 4.5, no other materials shall be stored or commingled with any of Trafigura’s Crude Oil in the Designated Tanks.

4.4 Tank Maintenance and Emergency Repairs.

(a) Tank Downtime. CVR may take any Designated Tank out of service (“Tank Maintenance”) on written notice to Trafigura as far in advance as operationally practicable, but in any event [***] beforehand. The notice shall state the tank number and the alternative Designated Tank or other location for the Crude Oil in that tank. The Parties shall cooperate in good faith to set the effective date of the Tank Maintenance and to adjust the Monthly Crude Nominations and Pipeline and Terminal nominations as needed.

(b) Emergency Repairs and Unscheduled Downtime. If an emergency, equipment failure, safety or environmental condition, or requirement of a Governmental Authority requires a Designated Tank to be taken out of service, CVR may do so without prior notice to Trafigura; provided that CVR shall provide notice as soon as reasonably practicable, and in any event within [***] after the tank is taken out of service. CVR shall keep Trafigura reasonably informed of the cause, the expected duration and the steps being taken to return the tank to service.

4.5 Exclusive Supplier. Trafigura shall be the exclusive supplier of crude oil to the Refineries during the Term [***].

4.6 CVR Transition Plan. The Parties acknowledge that CVR has entered into that certain Crude Supply Agreement, effective as of the Commencement Date, by and between CVR, Marathon Petroleum Supply and Trading LLC, and Marathon Petroleum Canada Trading & Supply ULC (the “Transition Services Agreement”). CVR shall not extend the term of the Transition Services Agreement with respect to crude oil supply services without the prior written consent of Trafigura.

4.7 Supply Planning; Identification of Supply.

(a) [***]

ARTICLE 5

PURCHASE OF CRUDE OIL FROM COUNTERPARTIES

5.1 Third-Party Contracts.

(a) Terms of Third-Party Contracts. The quantity and quality of Crude Oil sold and delivered to CVR shall conform in all material respects to such specifications as agreed upon by the Parties prior to Trafigura’s contractual commitment to purchase Crude Oil. The terms and conditions of each Third-Party Contract must be commercially reasonable and conform to standard industry practices. CVR is not authorized to bind Trafigura in connection with the negotiation or execution of any Third-Party Contract, nor to make any representations to any Counterparty on behalf of Trafigura except as otherwise expressly provided under Section 4.5 or elsewhere in this Agreement. Unless expressly authorized by Trafigura in writing, any advice, recommendations, warranties or representations made to any Counterparty by CVR shall be the sole and exclusive responsibility of CVR, and CVR shall be liable for all errors, omissions or misinformation that it provides to Trafigura or to any Counterparty.

(b) Conditional Acceptance. Subject to Section 4.5, CVR shall have no authority to bind Trafigura to, or enter into on Trafigura’s behalf, any Third-Party Contract. If CVR has negotiated an offer from a Counterparty for a quantity of Crude Oil that CVR wishes to have Trafigura acquire, CVR may indicate to such Counterparty the conditional acceptance of such offer, which conditional acceptance shall be specifically subject to obtaining the agreement of Trafigura to such offer in Trafigura’s sole discretion.

5.2 Confirmations. For each transaction involving the purchase and sale of Crude Oil, Trafigura shall issue and send to CVR a summary of Confirmations and, upon request from CVR, a copy of all Third-Party Contracts to the extent permissible under applicable confidentiality obligations. Trafigura shall use best efforts to ensure that each Third-Party Contract permits its disclosure to CVR. If applicable confidentiality obligations prohibit Trafigura from sending a copy of a Third-Party Contract to CVR, then the Parties shall cooperate in good faith to cause a mutually acceptable independent auditor to review such Third-Party Contract on behalf of CVR. If CVR does not object in writing to a Confirmation within [***] of receipt, such Confirmation shall be deemed accepted and binding on the Parties.

5.3 Payment Responsibility. Trafigura shall pay Counterparty and third-party invoices for Crude Oil. Upon request from CVR, Trafigura shall promptly provide CVR with copies of all such Counterparty and third-party invoices and contracts. Trafigura shall be responsible for paying all applicable Pass-Through Costs, and CVR will reimburse Trafigura for such charges upon receipt of an invoice therefor with supporting documentation. All refunds or adjustments of any type received by Trafigura shall be for the account of CVR.

5.4 Crude Oil Gains and Losses. For each Supply Month, “Crude Oil Gains and Losses” shall be the difference between (a) the volume of Crude Oil purchased by Trafigura under the applicable Third-Party Contracts, as shown on the Counterparty’s or Pipeline Operator’s meter tickets at the point of purchase, and (b) the volume delivered to CVR at the Delivery Points under Section 8.1 With respect to Crude Oil Gains and Losses which are covered by a Pipeline tariff, Trafigura shall pass through to CVR the positive value of any such Crude Oil gains and the negative value of any such Crude Oil losses provided for by the applicable Pipeline tariff. All other Crude Oil Gains and Losses shall be for CVR’s account, valued at [***] and shown as a separate line item in the Weekly Invoice. Trafigura shall supply CVR with the meter tickets and other supporting documentation for all such gains and losses, whether covered by a Pipeline tariff or not.

5.5 WARRANTY OF QUALITY & TITLE; WARRANTY DISCLAIMER. OTHER THAN WITH RESPECT TO THE CRUDE OIL PURCHASED FROM CVR [***] OR IN CONNECTION WITH THE TRANSITION SERVICES AGREEMENT, TRAFIGURA FULLY AND UNCONDITIONALLY WARRANTS THAT ALL CRUDE OIL SOLD PURSUANT TO THIS AGREEMENT SHALL CONFORM IN ALL RESPECTS TO ANY AGREED-TO SPECIFICATIONS, AND THAT TRAFIGURA HAS CLEAR, GOOD AND MERCHANTABLE TITLE TO ALL CRUDE OIL SOLD TO CVR PURSUANT TO THIS AGREEMENT (INCLUDING THE FINAL INVENTORY). EXCEPT FOR THE WARRANTIES AS SET FORTH IN THE FIRST SENTENCE OF THIS SECTION 5.5, TRAFIGURA MAKES NO OTHER WARRANTY EXPRESS OR IMPLIED, INCLUDING FITNESS OR SUITABILITY OF CRUDE OIL FOR ANY PARTICULAR PURPOSE OR OTHERWISE.

5.6 Claims. The Parties shall consult with each other and coordinate how to handle and resolve any claims made by a Counterparty, a Pipeline Operator, Terminal Operator, supplier, or transporter against Trafigura or any claims that Trafigura may bring against any such Person. In all instances wherein claims are made by a third-party against Trafigura related to the acquisition, transportation or handling of Crude Oil hereunder, CVR shall have the right to either direct Trafigura to take commercially reasonable actions in the handling of such claims or assume the handling of such claim in the name of Trafigura. To the extent that CVR believes that any claim should be made by Trafigura against any third-party (whether a Counterparty, terminal facility, pipeline, storage facility or otherwise), Trafigura will take any commercially reasonable actions as requested by CVR either directly, or by allowing CVR to do so, to prosecute such claim and all recoveries resulting from the prosecution of such claim shall be for the account of CVR. Trafigura shall, in a commercially reasonable manner, cooperate with CVR in prosecuting any such claim and shall be entitled to assist in the prosecution of such claim. All costs, expenses and damages arising from the pursuit of such claims shall be solely for CVR’s account except to the extent arising from Trafigura’s negligence or willful misconduct.

5.7 Trafigura Insurance Obligation. Trafigura shall, at Trafigura’s cost and expense, procure and maintain in full force and effect throughout the Term of this Agreement insurance coverages of the following types and amounts and with insurance companies rated not less than [***], or otherwise reasonably satisfactory to CVR in respect of Trafigura’s purchase of Crude Oil under this Agreement: [***].

5.8 Mutual Insurance Obligations. Both Parties shall, at their sole cost and expense, procure and maintain in full force and effect throughout the Term of this Agreement the following insurance coverages and amounts and with insurance companies rated not less than [***], or otherwise reasonably satisfactory to each Party in respect of the purchase of Crude Oil under this Agreement:

(a) [***], with a minimum limit of [***].

(b) [***] with a limit of at least [***].

5.9 Additional Insurance Requirements.

(a) Each Party agrees to include the other Party as an additional insured on [***] with respect to each Party’s respective obligations under this Agreement. Trafigura agrees to waive its right of subrogation, and to cause its insurers to waive their right of subrogation, on its [***] in favor of CVR to the extent that indemnity is owed under this Agreement. CVR agrees to waive its right of subrogation, and to cause its insurers to waive their right of subrogation, on its [***] in favor of Trafigura to the extent that indemnity is owed under this Agreement.

(b) Each Party shall cause its insurance carriers to furnish the other Party with insurance certificates, in a standard form and from a properly authorized party reasonably satisfactory to such Party, evidencing the existence of the coverages and endorsements required. Each Party agrees to provide the other Party with thirty (30) days’ advance notice of cancellation or material change of any policy set forth herein.

(c) The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.

(d) Each Party shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.

(e) All policies set forth in this Article 5 shall be primary and non-contributory in respect of other insurance that may be available to CVR. Such limits may be provided by a combination of primary and excess policies.

ARTICLE 6

DELIVERY

6.1 Delivery Points.

(a) Delivery Points. Unless specifically agreed otherwise by the Parties, all Crude Oil shall be delivered to CVR at the Delivery Points.

(b) Evidence of Delivery. The occurrence of each delivery, receipt or transfer of Crude Oil under this Agreement shall be evidenced as follows, according to the type of location:

(i) for Crude Oil delivered from or through a Pipeline, the meter ticket and run ticket issued by the relevant Pipeline Operator at the applicable Delivery Point or receipt point. Linefill and in-transit balances shall be evidenced by the Pipeline Operator’s shipper statements;

(ii) for Crude Oil received into, held in or delivered from a Terminal or other third-party storage facility, the relevant Terminal Operator’s receipt and delivery tickets, inventory statements and in-tank transfer confirmations; and

(iii) for Crude Oil received into, held in or withdrawn from the Designated Tanks, the daily inventory report prepared by CVR in the form agreed by the Parties and, for withdrawals to a Refinery, the custody-transfer meter records at the applicable Delivery Points.

(c) Delivery of Evidence. Each Party shall promptly give the other copies of all evidence described in paragraph (b) that it receives. CVR shall use commercially reasonable efforts to cause each Pipeline Operator and Terminal Operator to deliver that evidence directly to Trafigura.

6.2 Title and Risk of Loss. Title and risk of loss to the Crude Oil shall pass from Trafigura to CVR at the Delivery Points, and CVR shall assume title and risk of loss of such Crude Oil as it passes the Delivery Points. Before title and risk of loss transfer at the Delivery Points, Trafigura shall be solely responsible for compliance with all Applicable Laws pertaining to the possession, handling and use of such Crude Oil including all Environmental Laws. At and after title and risk of loss transfer at the Delivery Points, CVR shall be solely responsible for compliance with all Applicable Laws, including all Environmental Laws, pertaining to the possession, handling, use and processing of such Crude Oil.

6.3 Casualty. If a Catastrophic Loss of Crude Oil occurs prior to the passage of title and risk of loss to CVR, any such Catastrophic Loss shall be for Trafigura’s account. Conversely, any Catastrophic Loss of Crude Oil occurring on or after the passage of title and risk of loss shall be for CVR’s account.

6.4 Pipeline and Terminal Nominations.

(a) Responsibility of Trafigura. By the nomination deadline of each Pipeline Operator and Terminal Operator for each Supply Month, Trafigura shall nominate in accordance with the Monthly Crude Nomination (as adjusted under Section 7.2) and the Confirmations issued for that Supply Month, Trafigura shall be responsible for making nominations to each Pipeline Operator and Terminal Operators as required by each of them for such month; provided that Trafigura’s obligation to make such nominations shall be conditioned on its receiving from CVR the Monthly Crude Nomination. CVR shall provide to Trafigura information in a timely manner and will use commercially reasonable efforts to provide such information at least [***] prior to nomination submission time, in order to make such nominations or other scheduling actions in accordance with the pipeline lead-time requirements. Trafigura shall not be responsible if a Pipeline or terminal is unable to accept Trafigura’s nomination or if the Pipeline or terminal must allocate Crude Oil among its shippers, except to the extent that such non-acceptance is due to Trafigura’s negligence or willful misconduct, including, without limitation, Trafigura’s failure to timely nominate in accordance herewith. Any Pipeline and Terminal capacity, assigned to Trafigura by CVR, on any Pipeline or at any Terminal that is subject to this Agreement shall only be used by Trafigura for the benefit of CVR.

(b) Responsibility of CVR. CVR shall deliver each Monthly Crude Nomination, and may make Nomination Adjustments, in accordance with Sections 7.1 and 7.2. All shipments of Crude Oil on the Pipelines shall be subject to the procedures set forth therein.

6.5 Refinery Tank Movements.

(a) Movements Between Designated Tanks. Transfers of Crude Oil between Designated Tanks shall not be deliveries to CVR, and title and risk of loss shall remain with Trafigura. CVR shall record each such transfer, including any transfer under Section 4.4, in the next Monthly Crude Nomination or daily inventory report, and shall not commingle Crude Oil from different Crude Oil Pools except (i) in accordance with Section 4.5, or (ii) as the Parties agree.

(b) Notice of Unplanned Changes. CVR shall notify Trafigura promptly, and in any event within [***], of any unplanned reduction or interruption in a Refinery’s charge rate that is expected to change weekly withdrawals by more than [***]. CVR shall then submit a revised Monthly Crude Nomination as soon as practicable.

6.6 Temporary Assignment. No later than the Commencement Date, Trafigura and CVR shall enter into a Temporary Assignment. In connection with its performance hereunder, Trafigura will not take any actions that would breach any term of any tariff, Pipeline Agreements or Terminal Agreements. Trafigura shall manage any Pipeline or Terminal capacity and any shipper history assigned to it by CVR or its Affiliates solely for the benefit of CVR and in accordance with CVR’s directions, and CVR may at any time by written notice direct Trafigura to reduce or release any such capacity or history. Upon the expiration or termination of this Agreement, Trafigura shall promptly release and assign back to CVR any rights assigned pursuant to a Temporary Assignment. Any history of usage, including allocation rights, on any Pipeline or in any Terminal, arising in connection with this Agreement, shall be the history and rights of CVR, whether such usage is pursuant to a Temporary Assignment or otherwise.

ARTICLE 7

CRUDE OIL FORECAST; CRUDE OIL MOVEMENT

7.1 Monthly Crude Nomination; Transfers of Crude Oil.

(a) Subject to Section 4.7, Trafigura agrees to sell to CVR the volume of Crude Oil nominated by CVR for each Supply Month in accordance with, and subject to, the terms of this Agreement. No later than the Nomination Deadline for each Supply Month, CVR shall nominate by email to Trafigura at [***] the volume of Crude Oil to be delivered in that Supply Month, by Refinery (the “Monthly Crude Nomination”). [***].

(b) “Nomination Deadline” means [***].

7.2 Nomination Adjustments.

(a) CVR may adjust a Monthly Crude Nomination (each such adjustment, a “Nomination Adjustment”) by email to Trafigura no later than the [***] of the calendar month before the relevant Supply Month (the “Adjustment Deadline”). If the [***] is not a Business Day, the Adjustment Deadline is the last Business Day before the [***] of the calendar month before the relevant Supply Month. No Nomination Adjustment may deviate by more than [***] from the original Monthly Crude Nomination [***].

(b) CVR may request a Nomination Adjustment after the Adjustment Deadline, or one exceeding the percentage in paragraph (a). Trafigura shall review the request in good faith and promptly tell CVR whether it will supply Crude Oil as requested.

(c) [***].

7.3 Crude Oil Withdrawals. CVR may withdraw Crude Oil from the Designated Tanks at any time; provided that no Event of Default has occurred and is continuing with respect to CVR, and Trafigura has given CVR written notice suspending withdrawals on that ground. Each withdrawal of Crude Oil from the Designated Tanks is a “Crude Oil Withdrawal,” and each seven day period running from Wednesday to Tuesday during the Term (as such period may be shortened or lengthened by mutual written agreement of the Parties, including to align with the end of a calendar month, calendar quarter or calendar year) is a “Weekly Period.” No later than [***] on each Business Day, CVR shall notify Trafigura of the Crude Oil Withdrawals expected in the next [***], by Refinery and Crude Oil Pool. CVR shall also notify Trafigura within [***] of any change that is expected to cause actual Crude Oil Withdrawals for a Supply Month to differ from the Monthly Crude Nomination (as adjusted) by more than [***].

7.4 Movements Through Third-Party Facilities. As CVR reasonably directs from time to time, Trafigura shall instruct the relevant Pipeline Operator or Terminal Operator to move Crude Oil between Pipelines, Terminals or other third-party storage facilities and the Designated Tanks, in accordance with the applicable tariff and operating procedures. If a Pipeline Operator or Terminal Operator fails to perform and Trafigura has a right to claim against it, Trafigura shall, at its option, either (a) pursue any such claim at CVR’s request, and CVR shall be entitled to recover from Trafigura an amount equal to whatever Trafigura actually recovers or (b) assign such claim to CVR and permit CVR to pursue it in CVR’s name.

7.5 Crude Oil Pool Ledger and WTI Differential.

(a) Trafigura shall keep a ledger of all Crude Oil in the Designated Tanks and Third-Party Storage Facilities, on a first-in, first-out basis by Crude Oil Pool. It shall record (i) all volumes bought [***] or delivered to the Delivery Points under Third-Party Contracts and any Third-Party Crude Oil owned by CVR and stored in the Designated Tanks under Section 4.5(c), which shall be recorded as CVR’s and excluded from the Crude Oil Pools, and (ii) all Crude Oil Withdrawals. Trafigura shall give CVR the ledger weekly, or more often if CVR reasonably requests.

(b) The WTI Differential for each Crude Oil Pool at any time shall be [***]. Each Confirmation’s differential shall be [***]. Promptly after each delivery into a Crude Oil Pool, Trafigura shall recalculate that pool’s WTI Differential and notify CVR of the updated figure.

(c) For this Section 7.5, the Commencement Date Inventories shall be treated as a delivery into the relevant Crude Oil Pool [***].

7.6 Weekly Net Volume Calculation. No later than [***] after the end of each Weekly Period, CVR shall calculate and notify Trafigura of the net volume of Crude Oil, by Crude Oil Pool, withdrawn by CVR during that Weekly Period (the “Weekly Net Volume”). It shall be calculated in Barrels as (a) the volume of Crude Oil in the Designated Tanks at the start of the Weekly Period, plus (b) Crude Oil delivered into the Designated Tanks during the Weekly Period under Third-Party Contracts, minus (c) the volume of Crude Oil in the Designated Tanks at the end of the Weekly Period, in each case as measured in accordance with Article 8. CVR shall provide reasonable supporting documentation. The Weekly Net Volume shall form the basis of the Weekly Volume Confirmation under Section 9.3(b).

7.7 Estimates and Reconciliations. If final meter tickets, tank gauges or Pipeline or Terminal reports are not available when a calculation under this Article 7 must be made, CVR shall make the calculation on its good-faith estimate of the relevant volumes. The final volumes shall be taken into account in the calculations for the following period, or in the True-Up under Section 9.4(c).

ARTICLE 8

CRUDE OIL INSPECTION AND MEASUREMENT

8.1 Delivered Volumes. The volume of all Crude Oil (i) purchased and sold under this Agreement, and (ii) delivered to CVR at a Delivery Point, shall be based on the pipeline meter ticket volumes at the flange connection between the applicable delivering pipeline and the receiving storage facility at a Delivery Point, absent manifest error or fraud.

8.2 Quality of Delivered Volumes. The quality of all volumes of Crude Oil delivered to CVR hereunder shall be based on the Pipeline, Terminal, or Independent Inspector determination pursuant to the applicable Third-Party Contract, absent manifest error or fraud. Each Party shall promptly deliver to the other Party a copy of any such Pipeline, Terminal or Independent Inspector’s report.

8.3 Crude Oil Blending. No blending, mixing, commingling or any other change of disposition in the Crude Oil after determination of volume in accordance with Section 8.1 shall (i) cause any Crude Oil to cease to be Crude Oil for the purposes of this Agreement, or (ii) exclude that portion of the blended, mixed, or commingled product constituting Crude Oil from any calculation provided under this Agreement.

8.4 Other Calculations. Except as otherwise provided in this Agreement (including Section 8.1), the calculation of any volumes and the components of any calculations shall be determined using the best available information provided by Terminal Operators, Terminals, Pipelines, and other third parties regularly providing such information. The Parties shall mutually agree on volumes and calculation methodologies to the extent not covered by the foregoing. Unresolved volumetric disputes under this Section shall be resolved under Section 16.5 unless the Parties mutually agree on an alternate method of dispute resolution.

ARTICLE 9

PRICE AND PAYMENT

9.1 Crude Oil Purchase Price. For each Barrel in a Crude Oil Pool delivered to the Delivery Points, CVR shall pay Trafigura an amount equal to the transfer price (the “Transfer Price”), which shall be equal to [***]. The provisions of this Article 9 are intended to apply only for pricing purposes and shall not be deemed or construed to alter the intention of the Parties that all Crude Oil shall be owned exclusively by Trafigura until the passage of title occurs consistent with the provisions of Section 6.2. Notwithstanding anything to the contrary herein, the Transfer Price for Transactions shall be a floating price based on the mutually agreed index of market prices (adjusted for contract differentials), all as more specifically set forth in this Article 9. For purposes of calculating the Transfer Price, the following provisions shall apply:

(a) WTI Price. The WTI Price is the actual Crude Oil WTI NYMEX [***] settlement price for WTI Contracts published by NYMEX [***] (the “WTI Price”).

(b) WTI Differential. The WTI differential (the “WTI Differential”) shall be equal to the difference between the Contract Price and the WTI Price. The WTI Differential shall be [***].

(c) Inability to Determine Reference Price or Index. If either (i) NYMEX fails to publish or calculate the futures prices for WTI, (ii) there is a material suspension of trading in futures contracts for WTI, (iii) WTI or its futures contracts cease to be traded on the NYMEX, or (iv) there is a material change in the content, composition or constitution of the formula for calculation of prices for WTI or its futures contracts, in each case, for any month during the Term of this Agreement, Trafigura and CVR shall immediately meet and negotiate in good faith to agree upon an alternative price (or a method for determining an alternative price) and/or alternative index (as applicable). If Trafigura and CVR have not agreed on or before the [***] Business Day following the first pricing date on which any such event in clauses (a) through (iv) occurred or existed, then such price (or the method for determining such price) shall be determined by a mutually acceptable leading dealer in the relevant market. If the Parties are unable to agree on such a leading dealer, the Parties shall each appoint a leading dealer, which is not an Affiliate of either Party, in the relevant market who shall together appoint a leading dealer to resolve the question.

9.2 WTI Price Rolls. CVR may at any time change a WTI Contract by notifying Trafigura of the new WTI Contract. The values applicable to any such changes to the applicable WTI Contract(s) (the “WTI Price Rolls”) shall be mutually agreed by the Parties or, absent agreement, determined by reference to the published NYMEX settlement prices for the relevant WTI Contracts on the date of such change. For the avoidance of doubt, the Parties acknowledge that Trafigura shall not be required to enter into any such WTI Contracts on CVR’s behalf or to deliver evidence of any such WTI Contracts to CVR. Rather, it is the intent of the Parties that any applicable rolls of WTI Contracts shall be accounted for and invoiced separately from the calculation of the Transfer Price. The Parties agree that [***], the Party owed any amounts for WTI Price Rolls will invoice the other Party at the same time that invoicing for the True-Up occurs. All actual or deemed costs and fees related to any substitution or replacement of any WTI Contracts shall be for CVR’s account. Absent any instructions from CVR to the contrary, the Parties agree that an expiring WTI Contract will roll to the next succeeding month contract [***].

9.3 Invoices.

(a) Weekly Invoices. With respect to each week following the Commencement Date, Trafigura shall prepare and deliver to CVR an invoice for the volume of Crude Oil Withdrawals made during such week [***] (“Weekly Invoice”). Such Weekly Invoices shall identify the estimated volume and grade of Crude Oil to be delivered at the applicable Delivery Point. For any Crude Oil Withdrawals on a non-Business Day not otherwise provided for herein, Trafigura shall prepare and deliver to CVR a Weekly Invoice therefor which identifies the estimated volume and grade of Crude Oil to be delivered at the applicable Delivery Point [***]. The Parties acknowledge that the Transfer Price included in any Weekly Invoice will be trued up on a monthly basis in accordance with Section 9.4(c) to reflect the actual Transfer Price based on the actual components set forth in Section 9.1. Each Weekly Invoice shall include a separate line item for Hedge Adjustment Amounts under Section 9.8, which may be a charge to or a credit in favor of CVR, and the [***] under Section 9.10.

(b) [***] Confirmation. [***] during the Term, Trafigura will prepare and deliver to CVR a statement summarizing the volume of Crude Oil delivered to a Delivery Point during the previous [***] and the Parties shall mutually agree to any adjustments thereto (the “[***] Confirmation”).

9.4 Calculation of the Transfer Price.

(a) Invoice Calculations. The Transfer Price set forth in the Weekly Invoice shall be based on the volume and grade for each Crude Oil Withdrawal.

(b) Components of Transfer Price. Prior to a Crude Oil Withdrawal of a Crude Oil Pool, or portion thereof, Trafigura shall continuously update its books and records to reflect the best information available with respect to each component of the Transfer Price for such Crude Oil Pool, or portion thereof, including volume. Upon the occurrence of the first Crude Oil Withdrawal with respect to a Crude Oil Pool, all other components of the Transfer Price shall be continually updated by Trafigura and the best available information shall be used for purposes of calculating the Weekly Invoice or in connection with the [***] Confirmation, as applicable.

(c) True-Up. [***], Trafigura and CVR will confer and the Parties will jointly prepare a statement that reflects the difference, if any, between the actual volumes of Crude Oil delivered to a Delivery Point, based on the month-end Pipeline Operator tickets, and the volumes of Crude Oil previously paid for pursuant to a Weekly Invoice during the previous calendar month and any adjustments to the WTI Differential (the “True-Up”). If the Parties cannot agree on the amount of any True-Up, the dispute will be resolved in accordance with Section 9.9. If the True-Up determines that the actual volume of Crude Oil delivered to Delivery Points during the month differs from the volume of Crude Oil paid for by CVR during the month, then the owing Party shall pay to the other Party the difference in accordance with the procedures herein.

9.5 Inventory Availability Fee. For each Weekly Period, Trafigura shall invoice CVR weekly for the Inventory Availability Fee applicable to such Weekly Period. [***], Trafigura shall recalculate the Inventory Availability Fee in order to true-up for each Weekly Period ending in such month based on final volumes, prices and rates, and the difference from the amounts invoiced shall be included and paid as a separate adjustment in the next Weekly Invoice.

9.6 Pass-Through Costs. On a weekly basis during the Term, Trafigura shall invoice CVR for all Pass-Through Costs incurred by Trafigura during the preceding week. Trafigura shall provide supporting documentation of all Pass-Through Costs for each week during the Term. The invoice delivered by Trafigura to CVR for Pass-Through Costs provided for by this Section 9.6 shall include all Pass-Through Costs incurred during the previous week and CVR shall make one payment to Trafigura therefor. For the avoidance of doubt, CVR will make one payment to Trafigura for the total Pass-Through Costs incurred and will not make piecemeal payments therefor. However, this does not preclude Trafigura from including Pass-Through Costs that were not included in a previous week’s invoices in a subsequent weekly invoice; provided that any Pass-Through Costs not invoiced within [***] following the date on which they were incurred shall not be recoverable from CVR. Amounts recovered as Pass-Through Costs under this Section 9.6 shall not also be recovered under any other provision of this Agreement, and no cost or charge shall be charged to CVR more than once.

9.7 Payment.

(a) Form of Payment. Each Party shall pay, or cause to be paid, by electronic transfer of same day funds in U.S. Dollars, all undisputed amounts that become due and payable by such Party to a bank account or accounts designated by and in accordance with instructions issued by the other Party. Each payment of undisputed amounts (the disputed portion of which is addressed under Section 9.9) owing hereunder shall be in the full amount due without reduction or offset for any reason (except as expressly allowed under this Agreement), including Taxes, exchange charges or bank transfer charges. Notwithstanding the immediately preceding sentence, the paying Party shall not be responsible for a designated bank’s disbursement of amounts remitted to such bank, and a deposit in same day funds of the full amount of each statement with such bank shall constitute full discharge and satisfaction of such statement. All payments under this Agreement shall be subject to the netting and set-off provisions of the Master Netting Agreement, which shall apply as against each Party and any assignee of any of such Party’s rights hereunder.

(b) Timing of Payment. Payment for any Weekly Invoice that is received by [***] on the due date defined in Section 9.3 shall be due and payable on the [***], unless otherwise provided herein. Payment for any Weekly Invoice received after [***] on the due date defined in Section 9.3 shall be due and payable on the [***], unless otherwise provided herein.

Payments owing under Section 9.2 for any amounts owing for the WTI Price Rolls, under Section 9.8 for any Hedge Adjustment Amounts (to the extent not netted in a Weekly Invoice), under Section 9.4(c) for Crude Oil pursuant to any True-Up, under Section 9.5 for the Inventory Availability Fee, and under Section 9.6 for any Pass-Through Costs shall be due and payable by the owing Party on the [***].

Payments owing for any Final Inventory under Article 17 for Crude Oil shall be due and payable on the [***].

(c) Interest. All payments under this Agreement not paid by the due date as defined herein shall accrue interest at the Base Interest Rate. Interest shall run from, and including, the applicable due date of the payment to, but excluding, the date that payment is received.

9.8 Hedge Adjustments.

(a) Back-to-Back Pricing. CVR acknowledges that Trafigura purchases Crude Oil under Third-Party Contracts [***].

(b) CVR Requested Fixed Volume. The WTI Price component of the Transfer Price for volume nominated but not yet delivered (“Fixed Volume”) may be fixed at CVR’s written request on the basis of prevailing market price at the relevant time of the request. Each such request shall specify the index, volume, tenor and any price, (each, a “CVR Requested Fixed Volume”). Trafigura or its Affiliates may [***].

(c) Calculation. For each Implemented Hedge, Trafigura shall calculate the realized gain or loss on its settlement, close-out or adjustment, plus any brokerage, exchange and clearing fees and other execution costs that Trafigura actually incurs (the “Hedge Adjustment Amount”). Trafigura shall determine each Hedge Adjustment Amount in good faith and in a commercially reasonable manner, and shall provide reasonable supporting documentation, including trade confirmations.

(d) Review and Approval. Trafigura shall confirm to CVR in writing the execution of each Implemented Hedge (including the trade date, instrument, volume and price) no later than the end of the Business Day on which it is executed. CVR may at any time direct Trafigura in writing to modify or close out any Implemented Hedge, and Trafigura shall use commercially reasonable efforts to do so promptly. Trafigura shall provide CVR with a statement of all open Implemented Hedges weekly, or more often if CVR reasonably requests.

(e) Gains and Losses. If a Hedge Adjustment Amount [***].

(f) Invoicing. Each Hedge Adjustment Amount shall be shown as a separate line item (“Hedge Adjustments”) in the Weekly Invoice for the Weekly Period in which the relevant Implemented Hedge is settled, closed out or adjusted. That line item shall show, for each Implemented Hedge, the trade date, the instrument, the volume, the execution and settlement prices and the resulting amount. Hedge Adjustment Amounts shall be netted against the other amounts in that Weekly Invoice.

(g) No Double Counting. Amounts settled under this Section 9.8 shall not also be recovered as Pass-Through Costs, WTI Price Rolls under Section 9.2, costs of a Nomination Adjustment or variance under Section 7.2(c), or net cancellation costs or gains under Section 1.1(a) and no cost, loss or gain shall be charged or credited to CVR more than once under any combination of those provisions.

9.9 Disputed Amounts.

(a) Notice of Dispute. If a Party in good faith disputes any amount in an invoice, statement, Weekly Invoice, Weekly Volume Confirmation, True-Up or other calculation or determination under this Agreement, it shall give the other Party written notice (a “Dispute Notice”). It shall do so promptly and in any event within [***] after receipt or, for any True-Up, within [***] after the end of the relevant month. The Dispute Notice shall identify the disputed items and amounts, explain the reasons for the dispute and include reasonable supporting documentation. Except for manifest error or fraud, any amount not disputed within that period shall be final and binding on the Parties.

(b) Payment Pending Resolution. Despite any dispute, and notwithstanding Section 9.7(a), the paying Party shall pay all amounts invoiced or claimed under this Agreement in full on the due date, in the amount determined by Trafigura (or, where this Agreement expressly gives the determination to CVR, in the amount determined by CVR). Within [***] after the dispute is resolved under this Section 9.9(b), (i) the receiving Party shall refund to the paying Party any amount paid in excess of the amount determined to be owed, with interest at the Base Interest Rate from (and including) the date of such payment to (but excluding) the date of refund, and (ii) the paying Party shall pay any shortfall, with interest at the Base Interest Rate from (and including) the original due date to (but excluding) the date of payment. No payment under this paragraph (b) waives either Party’s rights in respect of the disputed amount.

(c) Failure to Calculate. If this Agreement requires a Party (the “Calculating Party”) to make and notify a calculation or determination by a stated time and it fails to do so, the other Party may make and notify that calculation or determination itself, on a reasonable estimate if necessary. The amount so calculated shall be used for all purposes of this Agreement, subject to later adjustment and reconciliation if the Calculating Party subsequently makes and notifies the calculation properly.

(d) Escalation. Any dispute under this Section 9.9 shall first be referred to each Party’s representatives with day-to-day responsibility for administering this Agreement (the “Representatives”). They shall meet (in person or by video conference) and try to resolve it within [***] after the Dispute Notice is delivered. If the Representatives do not resolve it within that period, it shall be referred to a senior executive of each Party with authority to settle it (the “Senior Executives”). The Senior Executives shall try to resolve it within a further [***], and the Parties shall give them all pertinent information. A joint written decision of the Representatives or the Senior Executives shall bind the Parties. This paragraph (d) satisfies the requirements of Section 16.5 for disputes under this Section 9.9.

(e) Expert Determination. If the Senior Executives do not resolve a dispute within the period in paragraph (d), and the dispute concerns (i) an alleged error in a calculation of an amount or rate under this Agreement, (ii) a determination of an observable or externally verifiable price, valuation, rate or benchmark (including the WTI Price, any WTI Differential, any Screen Rate or any volume measured under Article 8), or (iii) whether a price or valuation quoted by Trafigura is consistent with the prevailing market (each, a “Technical Dispute”), either Party may refer it to an independent expert under this paragraph (e). Every other dispute shall be resolved under Section 16.5 and Article 22.

(i) The referring Party shall propose an expert in writing and identify the specific issue to be decided. The expert shall be an independent individual or firm with recognized expertise in crude oil trading, pricing or measurement, as relevant, with no conflict of interest with either Party. If the Parties have not agreed a joint appointment within [***] after the proposal, either Party may ask the American Arbitration Association to nominate the expert, and the Parties shall appoint that nominee.

(ii) The expert shall act as an expert and not as an arbitrator, and the Federal Arbitration Act and the law of arbitration shall not apply to the expert, the procedure or the decision. The determination shall take place in Houston, Texas and be conducted in English. Each Party shall promptly give the expert the information and access to records the expert reasonably requests, subject to Article 21.

(iii) The expert shall deliver a final written decision, with full reasons, within [***] after appointment. The decision shall be final and binding on the Parties absent manifest error or fraud. The expert’s fees and the costs of the reference shall be paid as the expert decides, or, if the expert does not decide, by the Parties equally.

(f) Continued Performance. Pending resolution of any dispute under this Section 9.9, each Party shall keep performing its obligations under this Agreement, including its payment obligations under paragraph (b). Nothing in this Section 9.9 prevents a Party from seeking interim or injunctive relief from a court of competent jurisdiction under Article 22.

9.10 Liquidation Reserve.

Liquidation Reserve [***].

(a)

ARTICLE 10

TAXES

Trafigura shall be liable for all Taxes imposed on Crude Oil [***]. CVR shall be liable for (i) all Taxes imposed on Crude Oil [***], and (ii) all Taxes imposed [***]. The Parties agree to cooperate in support of obtaining appropriate tax treatment for the transactions associated with this Agreement, including, without limitation, the exchange of applicable documentation related to taxes, tax exemptions, licensing, registrations, certifications, and other similar information.

ARTICLE 11

INFORMATION AND REQUESTS FOR ADEQUATE ASSURANCES

11.1 Financial Information. CVR shall make available to Trafigura (a) within ninety (90) days following the end of each of its fiscal years, audited financial statements for such fiscal year certified by independent certified public accountants, and (b) within forty-five (45) days after the end of its first three (3) fiscal quarters of each fiscal year, unaudited consolidated financial statements for such fiscal quarter. CVR will be deemed to have furnished such reports and information described above if one of CVR’s Affiliates files an Annual Report on Form 10-K or Quarterly Report on Form 10-Q (collectively, the “Periodic Reports”) with the SEC which includes, on a consolidated basis, the results of CVR. In all cases the financial statements provided hereunder shall be for the most recent accounting period and the annual and quarterly financial statements shall be prepared in accordance with GAAP; provided, however, that in the case of CVR’s financial statements, should any such financial statements not be timely available due to a delay in preparation or certification or due to the filing of such Periodic Reports on a later date by CVR Parent or its Affiliate, such delay shall not be considered an Event of Default so long as CVR or its Affiliate diligently pursues the preparation, certification and delivery of such financial statements and provided further, however, that in the event CVR or its Affiliates cease filing Periodic Reports with the SEC, then CVR shall provide to Trafigura financial statements in the same form and on the same schedule as CVR or its Affiliates provide such financial statements to its/their lenders.

11.2 Parent Guaranty. On or prior to the Commencement Date, (a) CVR shall deliver to Trafigura and maintain for the duration of the Term and until [***], a CVR Parent Guaranty from CVR Parent, and (b) Trafigura shall deliver to CVR and maintain for the duration of the Term, a Trafigura Parent Guaranty from Trafigura Parent.

11.3 Adequate Assurances. Either Party (the “Insecure Party”) may, upon notice to the other Party (“Assuring Party”), require that the Assuring Party provide it with satisfactory security for or adequate assurance (collectively, “Adequate Assurance”) of the Assuring Party’s performance within [***] of giving such notice if:

(a) the Insecure Party reasonably determines that reasonable grounds for insecurity exist with respect to the Assuring Party’s ability to perform its obligations hereunder; or

(b) the Assuring Party defaults with respect to any payment hereunder (after giving effect to any applicable grace period).

In the event the Insecure Party gives such a notice pursuant to Section 11.3(a) above, such notice shall include a summary of the information upon which it has based its determination that such reasonable grounds for insecurity exist. Such summary shall be in sufficient detail to reasonably communicate grounds that insecurity exists; however, in no event shall the nature of the notice relieve the Assuring Party of its obligation to provide Adequate Assurance hereunder.

11.4 Eligible Collateral. Any requirement for Adequate Assurance shall be satisfied only by the Assuring Party’s delivery of Eligible Collateral. Eligible Collateral shall be posted in a form and an amount reasonably calculated to protect the Insecure Party from its financial exposure hereunder (“Cover Exposure”). All costs associated with providing Adequate Assurance shall be the responsibility of the Assuring Party. In addition, in order to continue to satisfy any requirement for Adequate Assurance, the amount of any Eligible Collateral shall be adjusted from time to time so that it is sufficient to satisfy the Cover Exposure, as it may fluctuate from time to time. Both Parties shall, from time to time, compute their Cover Exposure in a commercially reasonable manner.

11.5 Failure to Give Adequate Assurance. Without prejudice to any other legal remedies available to the Insecure Party and without the Insecure Party incurring any Liabilities (whether to the Assuring Party or to a third party), the Insecure Party may, at its sole discretion, take any or all of the following actions if the Assuring Party fails to give Adequate Assurance as required pursuant to Section 11.3, after providing Assuring Party written notice and [***] (or such longer period if provided herein) to cure: (a) withhold or suspend its obligations, including payment obligations, under this Agreement, (b) proceed against Assuring Party for damages occasioned by Assuring Party’s failure to perform, or (c) exercise its termination rights under Article 16.

ARTICLE 12

COMPLIANCE WITH APPLICABLE LAWS

12.1 Compliance with Laws. Each Party shall, in the performance of its duties under this Agreement, comply in all material respects with all Applicable Laws. Each Party shall maintain the records required to be maintained by Environmental Laws and shall make such records available to the other Party upon request.

12.2 Reports. All reports or documents rendered by either Party to the other Party shall, to the best of such rendering Party’s knowledge and belief, accurately and completely reflect the facts about the activities and transactions to which they relate. Each Party shall promptly notify the other Party if at any time such rendering Party has reason to believe that the records or documents previously furnished to such other Party are no longer accurate or complete in any material respect.

ARTICLE 13

SCHEDULED MAINTENANCE

At least [***] prior to the beginning of any Scheduled Maintenance, CVR shall provide written notice to Trafigura thereof. In the event of any changes to such Scheduled Maintenance schedule, CVR will provide Trafigura with notice of any updates to such schedule as soon as practical following any change. On or before [***] of each year, CVR shall provide to Trafigura a non-binding schedule of the Scheduled Maintenance then anticipated for the following calendar year.

ARTICLE 14

FORCE MAJEURE

14.1 Event of Force Majeure. Neither Party shall be liable to the other Party if it is rendered unable by an event of Force Majeure to perform in whole or in part any of its obligations hereunder (other than payment obligations), for so long as the event of Force Majeure exists and to the extent that performance is hindered by the event of Force Majeure; provided, however, that the Party unable to perform shall use all commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by one of the Parties of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations.

14.2 Notice. The Party rendered unable to perform its obligations hereunder shall give notice to the other Party within [***] after receiving notice of the occurrence of an event of Force Majeure, including, to the extent feasible, the details and the expected duration of the event of Force Majeure and the volume of Crude Oil affected. Such Party shall promptly notify the other Party when the event of Force Majeure is terminated.

14.3 Termination and Curtailment. In the event that a Party’s performance is suspended due to an event of Force Majeure in excess of [***] from the date that notice of such event is given, and so long as such event is continuing, the non-claiming Party, in its sole discretion, may terminate or curtail its obligations under this Agreement by notice to the other Party, and neither Party shall have any further liability to the other Party in respect of this Agreement except for the rights and remedies previously accrued under this Agreement, including any payment and indemnification obligations by either Party under this Agreement.

14.4 Resumption of Performance. If this Agreement is not terminated pursuant to this Article 14 or any other provision of this Agreement, performance of this Agreement shall resume to the extent made possible by the end or amelioration of the event of Force Majeure in accordance with the terms of this Agreement; provided, however, that the Term of this Agreement shall not be extended for the period of any event of Force Majeure.

ARTICLE 15

MUTUAL REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date of this Agreement and as of the date of each purchase and sale of Crude Oil hereunder, that:

(a) It is an “Eligible Contract Participant” as defined in Section 1a(12) of the Commodity Exchange Act, as amended.

(b) It is a “forward contract merchant” in respect of this Agreement and each sale of Crude Oil hereunder is a forward contract for purposes of the Bankruptcy Code.

(c) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such law.

(d) It has the corporate, governmental or other legal capacity, authority and power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.

(e) The execution, delivery and performance in connection with this Agreement do not violate or conflict with any Applicable Law, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it, its Affiliates or any of its or their respective assets.

(f) All governmental and other authorizations, approvals, consents, notices, and filings that are required to have been obtained or submitted by it with respect to this Agreement have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.

(g) Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law and an implied covenant of good faith and fair dealing).

(h) No Event of Default under Article 16 with respect to it has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

(i) There is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity, or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

(j) It is not relying upon any representations of the other Party, other than those expressly set forth in this Agreement.

(k) It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same and is capable of assuming those risks.

(l) It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary, and not in reliance upon any view expressed by the other Party.

(m) The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.

(n) Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Crude Oil hereunder who is entitled to any compensation with respect thereto (other than brokers’ fees agreed upon by the Parties).

(o) None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.

(p) Neither it nor any of its Affiliates, directors, or officers (i) is the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union or the United Kingdom (“Sanctions”), or (ii) is owned or controlled by, or acting on behalf of, any such person. Neither Party shall perform this Agreement in any manner that would violate applicable Sanctions, export control or anti-boycott laws, and neither Party shall be required to perform any obligation hereunder to the extent such performance would violate such laws. In connection with this Agreement, each Party shall comply with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery and anti-corruption laws, and shall not, directly or indirectly, offer, pay, promise or authorize the payment of anything of value to any government official or other person for the purpose of improperly obtaining or retaining business or any improper advantage. Either Party may suspend performance, without liability, to the extent and for so long as performance would violate applicable Sanctions, and may terminate this Agreement upon written notice if the other Party breaches this Section 15.1(p) in any material respect.

15.2 Know Your Customer.

(a) Each Party shall promptly provide to the other Party all documentation and other evidence that the other Party reasonably requests to be satisfied that it has completed all necessary “know your customer,” anti-money laundering, counter-terrorist financing or similar checks required by the other Party’s internal policies or by Applicable Law in connection with the transactions contemplated by this Agreement.

(b) Promptly on the other Party’s request, each Party shall provide evidence of any changes to, and copies of updated versions of, any documentation it has provided under paragraph (a).

15.3 Acknowledgment. CVR acknowledges that Trafigura is a commodity merchant and, notwithstanding anything to the contrary herein, any Affiliate of Trafigura is a permitted Counterparty to any Third-Party Contract or Third-Party Sale Transaction; provided that such Third-Party Contract or Third-Party Sale Transaction is on arm’s-length terms and the applicable Confirmation identifies such Affiliate as the Counterparty and confirms such terms.

ARTICLE 16

DEFAULT AND REMEDIES

16.1 Events of Default. Notwithstanding any other provision of this Agreement, an Event of Default shall be deemed to occur with respect to a Party when:

(a) Such Party (or, if applicable, any Affiliate of such Party that is a party to a Transaction Document) fails to perform any material obligation or covenant (including payment) to the other Party under this Agreement, [***], the Product Offtake Agreement, the Trafigura Terminalling Agreement, the CVR Parent Guaranty or the Trafigura Parent Guaranty (in each case, subject to the terms of the Master Netting Agreement), which failure, if curable, is not cured to the reasonable satisfaction of the other Party within [***] from the date that such Party receives written notice that corrective action is needed; provided that a failure to pay subject to a Dispute Notice shall not constitute an Event of Default;

(b) Such Party breaches any material representation or material warranty made or repeated or deemed to have been made or repeated in this Agreement by such Party, or any warranty or representation in this Agreement proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement; provided, however, that if such breach is curable, it is only an Event of Default if such breach is not cured to the reasonable satisfaction of the other Party (in its reasonable discretion) within [***] from the date that such Party receives notice that corrective action is needed;

(c) Such Party becomes Bankrupt; provided that, in the case of the type of events described in clauses (iv), (vi), (vii) or (viii) of the definition of Bankrupt, instituted by an unaffiliated third party, such proceeding is not dismissed within [***] of commencement of such action;

(d) Such Party fails to provide Adequate Assurance in accordance with Section 11.3;

(e) Such Party (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii) the successor entity resulting from any such consolidation, amalgamation or merger or the Person that otherwise acquires all or substantially all of the assets of such Party does not assume, in a manner reasonably satisfactory to the other Party, all of such Party’s obligations hereunder and under the other Transaction Documents;

(f) CVR creates, incurs or grants any lien or other encumbrance on any Crude Oil owned by Trafigura (other than liens arising by operation of law or under the tariff of any Pipeline Operator or Terminal Operator or as otherwise contemplated in this Agreement), and such lien or encumbrance is not released within [***] after written notice from Trafigura;

(g) CVR materially breaches the terms of, loses any material rights with respect to, or allows to lapse any material permit required in connection with the ownership or operation of the Refineries or CVR’s performance hereunder, and such breach, loss or lapse is not cured within [***] after CVR becomes aware of such breach, loss, or lapse;

(h) CVR sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or a material portion of the assets of either Refinery and does not (i) maintain any credit support then in place or replace such credit support with credit support from a counterparty with equivalent or higher credit, and (ii) satisfy customary KYC requirements of Trafigura (and no Termination Payment shall be payable in respect of an Event of Default under this Section 16.1(h));

(i) CVR abandons operations at either Refinery for any reason other than due to Force Majeure or Scheduled Maintenance; or

(j) CVR materially breaches or defaults under any contract granting rights with respect to any Third-Party Storage Facilities, such breach is not cured within [***] after CVR becomes aware of such breach, and such breach causes Trafigura to be unable to meet its obligations hereunder.

16.2 Remedies. Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to either Party (the “Defaulting Party”), the other Party (the “Performing Party”) shall in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities to the Defaulting Party or to third parties, be entitled to do one or more of the following: (a) suspend its performance under this Agreement without prior notice to the Defaulting Party, (b) proceed against the Defaulting Party for damages occasioned by the Defaulting Party’s failure to perform, and (c) upon [***]’s notice to the Defaulting Party, immediately terminate and liquidate all Transactions between the Parties by calculating a Liquidation Amount, in the manner set forth in Section 17.2, and the Termination Payment. Notwithstanding the foregoing, in the case of an Event of Default described in Section 16.1(c) or Section 16.1(d), no prior notice shall be required. Following termination of the Transaction Documents, the Liquidation Amount and, if applicable, the Termination Payment are the Performing Party’s sole and exclusive remedy for the loss of the benefit of the Transaction Documents.

16.3 Instructions Concerning Operational Matters. At any time upon an Event of Default by CVR, Trafigura may instruct (a) the Terminal Operators to cancel any Crude Oil nominations scheduled for delivery from Trafigura to CVR and re-nominate such Crude Oil to Trafigura’s consignee as Trafigura may direct and (b) the relevant Pipeline that Trafigura will be using CVR’s nominated shipping capacity to ship Crude Oil that otherwise would be sold to CVR to Trafigura’s consignee as Trafigura may direct. It is the Parties’ understanding that all Crude Oil shall be exclusively owned and controlled by Trafigura until delivered to CVR at a Delivery Point.

16.4 Additional Remedies for Trafigura Event of Default. If Trafigura commits an Event of Default, including becoming Bankrupt, then in addition to any other rights or remedies available hereunder, CVR may cause the termination of this Agreement within the meaning of Section 556 of the Bankruptcy Code by (i) providing notice of termination to Trafigura, and (ii) providing notice of termination to third parties of any and all assignments of lease storage agreements, terminalling agreements, throughput agreements and pipeline transportation rights agreements. In this regard, Trafigura acknowledges that time is of the essence and CVR may act unilaterally to minimize economic damages and disruption to its business. Such notices of termination referenced in this Section 16.4 shall be effective [***] after the date of such notices. Any Crude Oil not purchased by CVR within such [***] period shall be sold by Trafigura and any such sale shall be treated as a Third-Party Sale Transaction and any gains or losses from such sales or exchanges shall be for the account of CVR. Any such amounts shall be included in the Weekly Invoice, unless the Parties mutually agree to document any such transaction as a price roll, with respect to the WTI Price, in accordance with common oil industry trading practices.

16.5 Dispute Resolution. Trafigura and CVR shall use good faith efforts to resolve all disputes arising out of or relating to this Agreement through good faith negotiations. If negotiations fail to resolve the dispute within [***], then Trafigura and CVR shall each nominate a senior representative of its management team to meet at a mutually agreed location to resolve the dispute. The good faith efforts to resolve disputes set forth in this Section 16.5 shall be concluded within [***] of written notice of the dispute, unless this period is extended by written agreement signed by Trafigura and CVR. Nothing in this Section 16.5 precludes Trafigura and CVR from using a third-party neutral to assist them to resolve a dispute. Any dispute that cannot be resolved by the Parties will be resolved in a court of competent jurisdiction as provided in Article 22.

ARTICLE 17

FINAL SETTLEMENT AT TERMINATION

17.1 Effects of Termination. Upon the termination or expiration of this Agreement, Trafigura may either sell to CVR or to a third party (a) all Crude Oil located in the Designated Tanks and the Third-Party Storage Facilities and (b) all Crude Oil in pipelines to be delivered into the Designated Tanks or the Third-Party Storage Facilities (collectively, the “Final Inventory”). Any Final Inventory sold to CVR shall be purchased at the Transfer Price [***]. Before selling any Final Inventory to a third party, Trafigura shall give CVR written notice of the volumes, grades and locations concerned and the price at which Trafigura is prepared to sell them, and CVR shall have [***] from receipt to elect in writing to purchase all or any part of those volumes at [***]. Trafigura may sell to a third party only those volumes that CVR has not elected to purchase, at a price no lower than that offered to CVR. Any Final Inventory that Trafigura elects to sell to a third party shall be removed from the Designated Tanks and the Third-Party Storage Facilities within [***] after the date of termination or expiration, at Trafigura’s cost and in accordance with Section 4.3, and any sale to a third party shall be treated as a Third-Party Sale Transaction. CVR shall have no obligation to purchase, and no liability in respect of, any Final Inventory that Trafigura elects to sell to a third party.

17.2 Close Out of Transactions Under the Agreement. Upon the occurrence of an Event of Default, the Performing Party shall, in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities to the Defaulting Party or to third parties, be entitled to designate a date not earlier than the date of such notice (the “Termination Date”) on which all Transactions shall terminate. The Performing Party shall be entitled to close out and liquidate each Transaction at its market price, as determined by the Performing Party in a commercially reasonable manner as of the Termination Date, and to calculate an amount equal to the difference, if any, between the market price and the Transfer Price for each Transaction. The Performing Party shall aggregate the net gain or loss with respect to all terminated Transactions as of the Termination Date, together with, where CVR is the Defaulting Party, the cost incurred by Trafigura to unwind any hedging arrangements relating to the terminated Transactions, less any gain realized by Trafigura on that unwind, to a single dollar amount (the “Liquidation Amount”). The Performing Party shall notify the Defaulting Party of the Liquidation Amount due from or due to the Defaulting Party, after taking into account any Adequate Assurance. In addition to the Liquidation Amount, upon the designation of a Termination Date following an Event of Default for which a Termination Payment is payable in accordance with Section 16.2, the Defaulting Party shall pay to the Performing Party the Termination Payment, which shall become due and payable on the Termination Date.

17.3 Payment of Liquidation Amount and Termination Payment. As soon as reasonably practicable after the Termination Date, the Performing Party shall provide the Defaulting Party with a statement showing, in reasonable detail, the calculation of the Liquidation Amount and the Termination Payment, if any. If the Defaulting Party owes the Liquidation Amount and/or the Termination Payment to the Performing Party, the Defaulting Party shall pay the Liquidation Amount, and, if applicable, the Termination Payment, the on the [***]. If the Performing Party owes the Liquidation Amount to the Defaulting Party, the Performing Party shall pay the Liquidation Amount once it has reasonably determined all amounts owed by the Defaulting Party to it under all Transactions. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the Termination Payments in the aggregate under all Transaction Documents shall not exceed the “Termination Payment” as set forth in Schedule D.

17.4 Non-Exclusive Remedy. The Performing Party’s rights under this Article 17 shall be in addition to, and not in limitation or exclusion of, any other rights that it may have (whether by agreement, operation of law or otherwise), including any rights and remedies under the UCC; provided, however, that if the Performing Party elects to exercise its rights under Section 17.2, it shall do so with respect to all Transactions. The Performing Party may enforce any of its remedies under this Agreement successively or concurrently at its option. No delay or failure on the part of a Performing Party to exercise any right or remedy to which it may become entitled on account of an Event of Default shall constitute an abandonment of any such right, and the Performing Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default. All of the remedies and other provisions of this Article 17 shall be without prejudice and in addition to any right of setoff, recoupment, combination of accounts, lien or other right to which any Party is at any time otherwise entitled (whether by operation of law, in equity, under contract or otherwise).

17.5 Logistics Arrangements on Termination. Upon the expiration or termination of this Agreement, Trafigura shall, at CVR’s election, assign to CVR or its designee any Terminal Agreement, Pipeline Agreement, Assigned Logistics Agreement or other agreement for the storage or transportation of Crude Oil held by Trafigura in its own name in connection with the supply of Crude Oil to the Refineries, in each case to the extent assignable and subject to any required third-party consents, which Trafigura shall use commercially reasonable efforts to obtain. Pending any such assignment, Trafigura shall hold such agreements for the benefit of CVR and shall not amend, terminate or waive any right under them without CVR’s prior written consent.

ARTICLE 18

INDEMNIFICATION AND CLAIMS

18.1 Trafigura’s Duty to Indemnify. To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, Trafigura shall defend, indemnify and hold harmless CVR, its direct and indirect parents, Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of or in connection with (i) any breach by Trafigura of any covenant or obligation contained herein or otherwise made in connection herewith or any representation or warranty of Trafigura made herein or in connection herewith proving to be false or misleading, (ii) Trafigura’s negligence or willful misconduct, (iii) any failure by Trafigura to comply with or observe any Applicable Law, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Trafigura or its employees, representatives, agents or contractors while physically present at the Designated Tanks, Third Party Storage Facilities, or the Refineries in performing Trafigura’s obligations under this Agreement, except to the extent that such injury, disease, death or damage to or loss of property was caused by the negligence or willful misconduct on the part of CVR, its Affiliates or any of their respective employees, representatives, agents or contractors.

18.2 CVR’s Duty to Indemnify. To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, CVR shall defend, indemnify and hold harmless Trafigura, its direct and indirect parents, Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of or in connection with (i) any breach by CVR of any covenant or obligation contained herein or otherwise made in connection herewith or any representation or warranty of CVR made herein or in connection herewith proving to be false or misleading, (ii) CVR’s negligence or willful misconduct, (iii) any failure by CVR to comply with or observe any Applicable Law, or (iv) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by CVR or its employees, representatives, agents or contractors in performing CVR’s obligations under this Agreement, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of Trafigura, its Affiliates or any of their respective employees, representatives, agents or contractors.

18.3 Notice of Indemnity Claim. The Party to be indemnified (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) as soon as practicable after receiving notice of any claim, demand, suit or proceeding brought against it which may give rise to the Indemnifying Party’s obligations under this Agreement (such claim, demand, suit or proceeding, an “Indemnification Claim”), and shall furnish to the Indemnifying Party the complete details within its knowledge. Any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations except to the extent, if any, that the Indemnifying Party shall have been materially prejudiced by reason of such delay or failure.

18.4 Defense of Indemnity Claim. The Indemnifying Party shall have the right to assume the defense, at its own expense and by its own counsel, of any Indemnification Claim; provided, however, that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding the Indemnifying Party’s appointment of counsel to represent an Indemnified Party, the Indemnified Party shall have the right to employ separate counsel, and if the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Indemnification Claim, the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any claim, demand, or suit that the Indemnifying Party defends, including, if appropriate, making any counterclaim or cross-complaint. All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party. Each Party shall keep the other Party reasonably informed of any proceedings related to the Indemnification Claim.

18.5 Settlement of Indemnity Claim. No claim or action underlying any Indemnification Claim may be settled or compromised (i) by the Indemnified Party without the consent of the Indemnifying Party or (ii) by the Indemnifying Party without the consent of the Indemnified Party. The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.

ARTICLE 19

LIMITATION ON DAMAGES

Except as otherwise expressly provided in this Agreement, the Parties’ liability for damages is limited to direct damages only, and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.

ARTICLE 20

AUDIT RIGHTS

During the Term, either Party and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the other Party that relate to this Agreement, including, for the avoidance of doubt, Third-Party Contracts. CVR’s access shall include the records used to calculate the Inventory Availability Fee (including the Hedge Margin Amount and the Inventory Hedges), any Hedge Adjustment Amount and any other fee or amount charged to CVR under this Agreement, including Trafigura’s records of any Implemented Hedges. Notwithstanding the foregoing, in no event shall either Party have any obligation to share with the other Party any books and records for transactions other than Transactions under this Agreement.

ARTICLE 21

CONFIDENTIALITY

21.1 Confidentiality Obligation. The Parties agree that the specific terms and conditions of this Agreement and any information exchanged between the Parties under this Agreement are confidential and that neither Party shall disclose them to any third party, except (a) as may be required by court order, Applicable Laws or a Governmental Authority or (b) to such Party’s or its Affiliates’ employees, auditors, directors, consultants, banks, financial advisors, rating agencies, insurance companies, insurance brokers and legal advisors. All information subject to this confidentiality obligation shall only be used for purposes of and with regard to this Agreement and shall not be used by either CVR or Trafigura for any other purpose. Trafigura acknowledges that pursuant to this Agreement it will be receiving material nonpublic information with regard to CVR Parent and will be prohibited from trading in CVR Parent’s shares while in possession of such information, as U.S. securities laws prohibit trading shares of a company while in possession of material nonpublic information. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of one (1) year following the termination or expiration of this Agreement. Notwithstanding anything to the contrary herein, the Parties agree that this Agreement may be filed at the SEC with any redactions therein that may be requested by CVR (after consultation with Trafigura) and accepted by the SEC. Nothing in this Agreement, including restrictions on the use of Confidential Information, shall be construed to create a standstill or any other restriction whatsoever on the ability of a Party or its Affiliates or owners to purchase or sell securities or other instruments of companies, purchase or sell any companies substantially in their entirety (whether by merger, asset sale or otherwise), purchase or sell assets of any companies, provide financing to any companies or conduct any activities in the ordinary course of its business.

21.2 Disclosure. In the case of disclosure required by court order, Applicable Laws or a Governmental Authority under Section 21.1 and if the disclosing Party’s counsel advises that it is permissible to do so, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware that may result in disclosure and use reasonable efforts to prevent or limit such disclosure at the disclosing Party’s cost. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

21.3 Tax Matters. Notwithstanding the foregoing, each Party agrees that it and its Affiliates and their directors, officers, employees, agents or attorneys may disclose to any and all persons the structure and any of the tax aspects of the transactions contemplated by this Agreement that are necessary to describe or support any U.S. federal income tax benefits that may result therefrom, or any materials relating thereto, that either Party has provided or will provide to the other Party and its Affiliates and their directors, officers, employees, agents or attorneys in connection with this Agreement, except where confidentiality is reasonably necessary to comply with Applicable Laws.

ARTICLE 22

GOVERNING LAW

22.1 Choice of Law. This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles.

22.2 Jurisdiction. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Texas Business Courts or, if the Texas Business Courts decline to exercise or do not have jurisdiction, any federal court of competent jurisdiction situated in Houston, Texas, or, if any federal court declines to exercise or does not have jurisdiction, in any Texas state court in Harris County (without recourse to arbitration unless both Parties agree in writing). Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.

22.3 Waiver. Each Party waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any proceedings relating to this Agreement.

ARTICLE 23

ASSIGNMENT

23.1 Successors. This Agreement shall inure to the benefit of and be binding upon the Parties, their respective successors and permitted assigns.

23.2 No Assignment. Neither Party shall assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent, which consent shall not be unreasonably withheld, of the other Party except in the case of assignment to an Affiliate if (a) such Affiliate assumes in writing all of the obligations of the assignor and (b) the assignor provides the other Party with evidence of the Affiliate’s financial responsibility at least equal to that of the assignor. Further, no consent shall be required for transfer of an interest in this Agreement by merger provided that the transferee entity (x) assumes in writing all the obligations of the transferor and (y) provides the other Party with evidence of financial responsibility at least equal to that of the transferor. Notwithstanding anything to the contrary herein, Trafigura may collaterally assign its rights under this Agreement, including rights to any receivables, without the consent of CVR; provided that any such assignee shall take subject to the Master Netting Agreement and to all of CVR’s rights of netting, set-off and recoupment under this Agreement.

23.3 Null and Void. Any attempted assignment in violation of this Article 23 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

23.4 Assignment of Claims. If a dispute, claim or controversy should arise hereunder between Trafigura and any Counterparty and Trafigura is unwilling to contest or litigate such matter, the Parties shall agree to an assignment of Trafigura’s rights and interests as necessary to allow CVR to contest, litigate or resolve such matter by a mutually acceptable alternative means that will allow CVR to pursue the claim.

ARTICLE 24

NOTICES

All invoices, notices, requests, and other communications given pursuant to this Agreement shall be in writing and sent by overnight mail or electronic mail. A notice shall be deemed to have been received upon receipt in the case of a notice sent by overnight mail or one (1) full Business Day after the date of transmittal via email (if confirmed by the notifying Party’s transmission report), or on the following Business Day if received after 5:00 p.m. CT, at the respective Party’s address set forth below and to the attention of the person or department indicated. A Party may change its address by giving written notice in accordance with this Article 24, which notice is effective upon receipt.

The address for notices or other communications to CVR is:	The address for notices or other communications to Trafigura is:

Name: MND Holdco, LLC	Name: Trafigura Trading LLC

All Notices:	All Notices:

Address: 2277 Plaza Drive Suite 500 Sugar Land, TX 77479 Attn: Refinery Optimization Email: [***]	Address: Texas Tower, 845 Texas Ave Ste 3600, Houston, TX 77002 Attn: Houston Crude Operations Email: [***]

With a copy to: Address: 2277 Plaza Drive, Suite 500 Sugar Land, TX 77479 Attn: Legal Services Phone: [***] Email: [***]	With a copy to: Address: Texas Tower, 845 Texas Ave Ste 3600, Houston, TX 77002 Attn: Legal Email: [***]

ARTICLE 25

NO WAIVER, CUMULATIVE REMEDIES

25.1 No Waiver. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, Event of Default or Potential Event of Default under this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or Potential Event of Default under this Agreement, whether of a like kind or different nature.

25.2 Cumulative Remedies. Each and every right granted to the Parties under this Agreement or allowed to the Parties by law or equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and applicable law.

ARTICLE 26

NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES

26.1 No Partnership. This Agreement shall not be construed as creating a partnership, association, or joint venture between the Parties. It is understood that CVR is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and, except as specifically agreed to by the Parties, nothing herein shall be construed to make CVR, or any employee or agent of CVR, an agent or employee of Trafigura.

26.2 Nature of the Transaction. Although the Parties intend and expect that the transactions contemplated hereunder constitute purchases and sales of Crude Oil between them, in the event that any transaction contemplated hereunder is reconstrued by any court, bankruptcy trustee or similar authority to constitute a loan from Trafigura to CVR, then CVR shall be deemed to have pledged all Crude Oil (until such time as payment in respect of such Crude Oil has been made in accordance with the terms of this Agreement) as security for the performance of CVR’s obligations under this Agreement, and shall be deemed to have granted to Trafigura a first-priority lien and security interest in such Crude Oil and all the proceeds thereof. Trafigura may file a UCC-1 financing statement or any other reasonable or customary evidence of such lien and security interest in any relevant jurisdiction. CVR shall not create, incur or grant any lien or other encumbrance on any Crude Oil owned by Trafigura, other than liens arising by operation of law or under the tariff of any Pipeline Operator or Terminal Operator.

26.3 No Authority. Neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person on behalf of the other Party, to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other Party, or to otherwise act as the representative of the other Party, unless expressly authorized in writing by the other Party.

26.4 Intercreditor Arrangements. The Parties shall cooperate in good faith with CVR’s lenders to enter into an intercreditor or similar agreement with Trafigura, in form reasonably acceptable to the Parties, on or prior to the Commencement Date, which shall (a) confirm that Crude Oil owned by Trafigura (and the proceeds thereof) is excluded from the collateral securing the indebtedness of CVR and its Affiliates, and (b) provide for Trafigura’s access to the Designated Tanks to remove its Crude Oil.

ARTICLE 27

MISCELLANEOUS

27.1 Severability. If any Article, Section, or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

27.2 Entire Agreement. The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, supersede all prior representations, agreements and understandings and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the

Parties. This Agreement shall not be modified or changed except by written instrument executed by a duly authorized representative of each Party.

27.3 No Representations. No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

27.4 Time of the Essence. Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.

27.5 No Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended to create any rights, obligations, or benefits under this Agreement in any Person other than the Parties and their successors and permitted assigns.

27.6 Survival. All confidentiality, payment, and indemnification obligations (including the payment and indemnification obligations that arise out of termination, including the Liquidation Amount and the Termination Payment) shall survive the expiration or termination of this Agreement.

27.7 Counterparts. This Agreement may be executed by the Parties in separate counterparts and initially delivered by electronic mail or otherwise, with original signature pages to follow and all such counterparts shall together constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative, effective as of the Effective Date.

Trafigura Trading LLC

By:	/s/ Robert Kreider	By:	/s/ Dereje Tedla

Title:	President	Title:	Treasurer

Date:	November 2, 2026	Date:	November 2, 2026

MND Holdco, LLC

By:	/s/ Dane J. Neumann

Title:	President and Chief Executive Officer

Date:	November 2, 2026

SCHEDULE A

DELIVERY POINTS

[Omitted pursuant to Item 601(a)(5) of Regulation S-K. CVR Energy, Inc. will furnish a copy of this schedule to the Securities and Exchange Commission upon request.]

SCHEDULE B

DESIGNATED TANKS

[Omitted pursuant to Item 601(a)(5) of Regulation S-K. CVR Energy, Inc. will furnish a copy of this schedule to the Securities and Exchange Commission upon request.]

SCHEDULE C

THIRD-PARTY STORAGE FACILITIES

[Omitted pursuant to Item 601(a)(5) of Regulation S-K. CVR Energy, Inc. will furnish a copy of this schedule to the Securities and Exchange Commission upon request.]

SCHEDULE D

FEES

[***]

SCHEDULE E

FORM OF CONFIRMATION

[Omitted pursuant to Item 601(a)(5) of Regulation S-K. CVR Energy, Inc. will furnish a copy of this schedule to the Securities and Exchange Commission upon request.]

EXHIBIT A

CVR Parent Guaranty

[Omitted pursuant to Item 601(a)(5) of Regulation S-K. CVR Energy, Inc. will furnish a copy of this exhibit to the Securities and Exchange Commission upon request.]

EXHIBIT B

Trafigura Parent Guaranty

[Omitted pursuant to Item 601(a)(5) of Regulation S-K. CVR Energy, Inc. will furnish a copy of this exhibit to the Securities and Exchange Commission upon request.]